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                                                                    Exhibit 10.5


   Confidential materials omitted and filed separately with the Securities and
                 Exchange Commission. Asterisks denote omission.


April 10, 2001

Mr. Joseph P. Dwyer
3 Cordwood Court
East Northport, NY 11731

Dear Joe,

I am very pleased to extend you an offer to join Caminus Corporation as the Chief Financial Officer and Senior Vice President, Finance and Administration, reporting directly to me. You will be based in our New York headquarters. Please contact me when you receive this information so that we may arrange for a convenient start date. This letter shall confirm the terms and conditions of our offer of employment to you.

1. You will be compensated at the annualized base salary rate of $275,000 per year, to be paid at a semi-monthly rate of $11,458.33 per pay period.

2. You will be eligible to participate in Caminus' 2001 Bonus Program as follows:

            - You will earn and be paid a bonus of $125,000 if you achieve 100% of your bonus plan objective, which is defined as pro forma EPS of $[**] per share for 2001.

            - You will earn and be paid additional bonus compensation of up to $25,000 if the Company achieves pro-forma EPS greater than $[**] per share and up to $[**] per share for fiscal 2001. This will be earned pro-rata from $[**] to $[**] per share.

            - In addition to the foregoing, you will earn and be paid additional bonus compensation of up to $31,250 if the Company achieves pro-forma EPS of greater than $[**] per share and up to $[**] per share for fiscal 2001 (which represents 125% of your bonus plan objective of $[**]. This will be earned pro-rata from $[**] to $[**] per share.

      Pro forma EPS is defined as fully diluted earnings per share, before amortization expense. The bonus under this paragraph shall be paid to you within 30 days following the completion of the Company's audited financial statements for the subject fiscal year. If your employment terminates prior to the end of the fiscal year, the bonus under this paragraph shall be paid on a pro-rata basis based upon the amount of time worked in relation to the full fiscal year. This shall have no impact whatsoever on the company's obligation to pay you the full guaranteed minimum bonus under paragraph 3 below.


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3.    You are guaranteed a minimum bonus potential of $125,000 at 100%
      achievement of your bonus plan objectives for 2001 and $150,000 for 2002. For each of 2001 and 2002, you will be guaranteed a minimum bonus of $62,500. Upon your commencement of employment, you will be paid the guaranteed minimum portion of your 2001 bonus. Your guaranteed minimum bonus for 2002 will be paid on January 2, 2002.

4. You will be granted 160,000 options to purchase Caminus stock. The strike price will be the closing price of Caminus common stock on the later of your first day of employment or the Board of Director's approval of your options scheduled for May 2, 2001. These options are granted under the terms and conditions of the Caminus Incentive Stock Option Plan. Such options will become exercisable as to 25% of the original number of shares on the first anniversary of the grant date and as to 75% of the original number of shares in 36 equal monthly installments on the same day of the month as the grant date commencing in the 13th month following the grant date. The options granted to you will be ISO's to the maximum extent allowable by law. The options shall be covered by an S-8 registration statement of the Company within 12 months following the date of grant.

5. In the event there is a Change of Control, as defined below, all options held by you will immediately vest and become exercisable. For purposes of this Letter Agreement, the term "Change of Control" means any person or entity, or group of persons and/or entities, other than the Company, or its original investors as outlined in the Caminus LLC Agreement, becomes a beneficial owner directly or indirectly of 50% or more of the voting power of the Company's then outstanding securities.

6. If Caminus terminates your employment involuntarily and without "cause," or if you resign either for "Good Reason," as defined below, or within 3 months after a "Change in Control," as defined above, you will receive your base salary and any guaranteed portion of your bonus (paid according to the Company's standard payroll practices, as described above) and healthcare benefits for a period of one year after your termination date. In addition, to the extent that you are terminated within the first year of your employment without cause or for Good Reason, the first 25% of your options will immediately vest and become exercisable.

      Events that would constitute termination for "cause" that will disqualify you from post-termination compensation are as defined in Exhibit A to this agreement.

      For purposes of this Agreement, "Good Reason" shall mean (i) your being asked to relocate and you choose not to do so, (ii) a failure by Caminus to maintain you in a management position substantially equivalent to that provided for in the opening paragraph of this letter, (iii) a material diminution by Caminus of your responsibilities which change would cause your position to become one of less responsibility, importance or scope, or (iv) a willful failure in bad faith to pay

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      your compensation when due or another material breach of the obligations of Caminus under this letter.

7. You will be eligible to enroll in the Caminus Benefits Program, 401(k) Savings Plan and Stock Purchase Plan upon commencement of employment with Caminus.

8. You will be entitled to 20 business days of paid time off (PTO) leave, prorated towards vacation and personal days. PTO is accrued monthly and may not be taken during the first 90 days of employment except with prior written approval of the CEO of the Company,

9. You will be eligible for a performance evaluation and salary review per Company policy.


Joe, as we have discussed, this is a critical position in a fast growing, results oriented Company. We believe Caminus is an excellent opportunity for you to leverage your experience and abilities, as well as growing professionally. Once again, welcome to Caminus-we look forward to having you join us soon.

Please feel free to call if you have any questions or need further information.

Sincerely,

/s/David M. Stoner
David M. Stoner
President and CEO
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Offer of Employment to Joseph P. Dwyer, dated April 10, 2001


This offer letter is not an employment contract and the terms listed should not be interpreted as a guarantee of employment for any specific period of time. Your employment with Caminus Corporation is at-will. The Company retains the right to terminate your employment for any reason at any time, just as you have the right to resign your employment at any time. You hereby acknowledge that you have not relied upon any representations other than those set forth in this letter.

Please indicate your acceptance of this offer by signing below and returning one copy to me. By signing this letter, you also confirm that you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at Caminus. Further, you agree that you will not use or disclose any confidential or proprietary information or intellectual property to any third party, including any previous or subsequent employer.



Accepted and Agreed:



/s/Joseph P. Dwyer
---------------------------------
Mr. Joseph P. Dwyer


April 10, 2001
---------------------------------
Date
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                                    Exhibit A

Examples of "cause" which will disqualify you from post-termination compensation include the following:

                  (i) A willful breach of any of the material obligations you assume under this Agreement which have not been cured following 30 days written notice; or


                  (ii) conviction of, or plea of nolo contendere to, criminal charges (other than a traffic citation or minor misdemeanor), or

                  (iii) material violation of the Company's policies, including, by way of example, a violation of the Caminus voucher or expense reimbursement rules, the Caminus harassment-free workplace or equal employment opportunity policy, or acts of dishonesty toward the Company.